EXHIBIT 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828

FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Names Christine van Heek to Board of Directors
Lexington, MA (April 14, 2016) -- Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) announced today that Christine van Heek has been appointed to its Board of Directors and will serve as a member of its audit committee effective April 8, 2016. Ms. van Heek has more than 30 years of experience in the healthcare and biotechnology industry, including 13 years at Genzyme Corporation where she held positions as President of the Therapeutics Division, General Manager of the Renal Division, and Vice President of Global Marketing. Ms. van Heek replaces Helmut M. Schühsler, Ph.D. who has resigned from Concert’s Board of Directors.
“We are delighted to welcome Christi to our Board of Directors. She brings extensive expertise in the commercialization of medicines, particularly for rare diseases, including building and operating biopharmaceutical companies,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “I would also like to thank Helmut for his valuable service on our Board of Directors. As an experienced venture investor and director at Concert, Helmut has been an instrumental advisor over the past ten years.”
“I am very pleased to join the board and have the opportunity to work with such innovative science and a knowledgeable management team on the development of Concert’s product pipeline,” said Ms. Christine van Heek. “It is especially interesting as these drugs are being developed utilizing exciting proprietary technology to improve patients’ lives in several serious disease areas.”
“It has been a pleasure serving on Concert’s board and being part of the company’s early growth,” said Dr. Helmut Schühsler. “I am proud of what they have accomplished and would like to wish the company continued success.”
Ms. van Heek has served as an advisor and consultant to several companies on global commercialization, sales, marketing and business development in the biotechnology and pharmaceutical industry. From 1991 to 2003, Ms. van Heek served in various roles at Genzyme Corporation, including Corporate Officer and President, Therapeutics Division, where she was responsible for building worldwide commercialization organizations and sales and marketing management. Under her leadership, the division expanded into over 60 countries and annual revenues grew to $700 million. In addition, she has held various sales and marketing positions at Genentech, Inc. and Caremark/HHCA. Ms van Heek served on the board of directors of Affymax, Inc. from 2007-2014. Ms. van Heek currently serves on the Board of Directors for Visioneering Technologies, Inc. She holds a B.S.N. from the University of Iowa and received her M.B.A. from Lindenwood University in St. Louis.
About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases and inflammatory diseases. For more information, please visit www.concertpharma.com.
Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.
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